NAME OF REGISTRANT:
Franklin Strategic Series
File No. 811-6243

EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders.

FRANKLIN RESOURCES, INC.
777 Mariners Island Blvd.
P.O. Box 7777
San Mateo, CA 94403-7777
415/312-3000


FRANKLIN STRATEGIC SERIES

ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT


The undersigned, being the sole shareholder of the Franklin Blue Chip Fund (the "Fund"), a series of Franklin Strategic Series (the "Trust"), does hereby take the following actions and does hereby consent to the following resolutions:

RESOLVED:   That the terms and conditions of the Management
Agreement dated February 13, 1996, entered into between Franklin
Advisers, Inc. and the Trust, be, and it hereby is, approved for the Fund.

RESOLVED:   That the Distribution Plan pursuant to Rule 12b-1
(under the Investment Company Act of 1940), as agreed to and accepted by Franklin/Templeton Distributors, Inc. and the Trust, to take effect at the time the Fund's Registration Statement under the Securities Act of 1933 is declared effective by the U.S. Securities and Exchange Commission, be, and it hereby is, approved for the Fund.

By execution hereof, the undersigned shareholder waives prior notice of the foregoing action by written consent.


                                   FRANKLIN RESOURCES, INC.


Dated: May 24, 1996                 By: /s/H.E. Burns__________
                                        Harmon E. Burns
                                        Executive Vice President